Exhibit 99.2

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Appoints

Anthony P. Nader as New Independent Director

ARLINGTON, VA, February 3, 2015 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today announced that its Board of Directors has appointed Anthony P. Nader to serve as a new independent director of the Company, whose term will begin March 1, 2015. Mr. Nader will stand for election at the Company’s next annual meeting. Mr. Nader’s appointment brings the number of the Company’s directors to eight.

Mr. Nader, age 51, is a Managing Director of SWaN & Legend Venture Partners, a principal investment firm that Mr. Nader co-founded in 2006, with investments in growth oriented companies as well as domestic and international real estate holdings. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company with over 16,000 employees that provides technology protection to approximately 300 million customers worldwide. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Under his leadership, NEW grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry. Mr. Nader currently serves on the executive committee of the Inova Health System Board of Trustees. He is the past chairman of the Inova Health System Foundation Board. He also serves on the board of The Cranemere Group Limited, Optoro, Inc., La Lumiere, BigTeams and is an active advisor for KIND Healthy Snacks.

“We are excited about Tony’s appointment to our Board of Directors. NEW’s leadership position in the technology protection industry and successful merger with Asurion are a testament to Tony’s leadership, judgment and acumen. Also, we expect his investment insight as a founder of SWaN & Legend Venture Partners to positively complement the strengths and experience of our current Board of Directors and senior management team as we continue to execute Arlington’s strategy,” said J. Rock Tonkel, Jr., President and Chief Executive Officer.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning the impact of Mr. Nader on the Company’s Board of Directors and the Company’s execution of its strategy constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, uncertainties surrounding the impact that Mr. Nader will have on the Company’s Board of Directors, changes in interest rates, increased costs and reduced availability of borrowing, decreased interest spreads, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to generate sufficient cash through retained earnings to satisfy capital needs, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.